EX-99.h.i

FUND SERVICES AGREEMENT

BETWEEN

OSI ETF Trust

AND

JPMORGAN CHASE BANK, N.A.

INVESTOR SERVICES

jpmorgan.com

Table of Contents

1.	INTENTION OF THE PARTIES; DEFINITIONS	1
1.1.	Intention of the Parties	1
1.2.	Definitions; Interpretation	1

2.	WHAT J.P. MORGAN IS REQUIRED TO DO	3
2.1.	The Services	3
2.2.	No Duty to Monitor Compliance	4
2.3.	No Responsibility for Tax Returns	4
2.4.	Storage of Records	4
2.5.	Compliance with Laws and Regulations	4
2.6.	Change Control	4

3.	INSTRUCTIONS	5
3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions	5
3.2.	Verification and Security Procedures	5
3.3.	Instructions Contrary To Applicable Law/Market Practice	5
3.4.	Cut-Off Times	6
3.5.	Electronic Access	6

4.	FEES AND EXPENSES OWING TO J.P. MORGAN	6
4.1.	Fees and Expenses	6

5.	ADDITIONAL PROVISIONS	6
5.1.	Representations of the Customer and J.P. Morgan	6
5.2.	The Customer to Provide Certain Information to J.P. Morgan	7
5.3.	Information Used to Provide the Service	7
5.4.	Know Your Customer Rules	7

6.	WHERE J.P. MORGAN IS LIABLE TO THE CUSTOMER OR THE FUNDS	7
6.1.	Standard of Care; Liability	7
6.2.	Force Majeure	8
6.3.	J.P. Morgan May Consult with Counsel	8
6.4.	Limitations of J.P. Morgan’s Liability	8

7.	TERM AND TERMINATION	9
7.1.	Term and Termination	9
7.2.	Other Grounds for Termination	9
7.3.	Consequences of Termination	10
7.4.	Transition following Termination	10

8.	MISCELLANEOUS	10
8.1.	Notices	10
8.2.	Successors and Assigns	10
8.3.	Entire Agreement	10
8.4.	Insurance	10
8.5.	Governing Law and Jurisdiction	11
8.6.	Severability; Waiver; and Survival	11
8.7.	Confidentiality	11
8.8.	Use of J.P. Morgan’s Name	12

8.9.	Delegation	12
8.10.	Counterparts	12
8.11.	No Third Party Beneficiaries	12
Schedule 1 Accounting and NAV Calculation Services		13
Net Asset Value Error Correction Policy and Procedures		17
Schedule 2 Fund Administration Services		19
Schedule 3 Remuneration		23
Annex A Electronic Access		24

FUND SERVICES AGREEMENT

This agreement, dated December 21, 2016 (this “Agreement”), is between OSI ETF Trust, a Delaware Statutory Trust whose principal place of business is at 60 STATE STREET STE 700 BOSTON MA (the “Customer”), on behalf of each of the series of Customer listed on Schedule A hereto (each, a “Fund”), separately and not jointly, and JPMORGAN CHASE BANK, N.A. with a place of business at 4 Metrotech Center, Brooklyn NY 11245 (“J.P. Morgan”).

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1.	Intention of the Parties

(a)	The Customer is an open-end management investment company whose Funds are registered with the SEC under the 1940 Act, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the funds' Registration Statement, as amended from time to time.

(b)	The Customer has requested J.P. Morgan to provide Accounting and NAV Calculation Services, Fund Administration Services, to the Funds, which J.P. Morgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules hereto. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

(c)	Customer is comprised of one or more Funds, each of which represents an interest in a separate investment portfolio, but for administrative convenience only wishes to evidence its retention of J.P. Morgan hereunder with this single agreement, notwithstanding its intention that each Fund be separately bound.

1.2.	Definitions; Interpretation

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Accounting and NAV Calculation Services” means the services described in Schedule 1 Accounting and NAV Calculation Services.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or the Customer, as the case may be.

“Applicable Law” means any applicable statute (including the 1940 Act, the Advisers Act the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”)), treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Articles” means the declaration of trust of the Customer, as amended from time to time.

“Authorized Person” means any person who has been designated by the Customer (or by any agent designated by the Customer, including the Investment Adviser) to act on behalf of the Customer or the Funds under this Agreement. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of trustees of the Customer.

“Change” has the meaning given in Section 2.6.

“Change Control” means the process set out in Section 2.6.

“Change Request” has the meaning given in Section 2.6.

“Confidential Information” means and includes all non-public information concerning the Customer and/or the Funds which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan develops independently without using the Customer’s confidential information or obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Distributor” means any entity or structure, the purpose of which is to make the shares of the Customer available to the public (e.g., broker-dealers; fund of funds; wrap accounts).

“Fees” means the payments described in Article 4, to be made by the Customer to J.P. Morgan for the Services.

“Fund Administration Services” means the services described in Schedule 2 Fund Administration Services.

“Fund(s)” means shares of beneficial interest in the Customer that are divided into a separate series, with each series of the Customer corresponding to a distinct part of the assets and liabilities of the Customer, with such features as described in the Registration Statement.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income) or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“Prospectus” means the prospectus of the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of the applicable Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

“SAI” means the statement of Additional Information of the Funds as supplemented, updated or amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Security Procedure” means any security procedure to be followed by Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in the operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Customer. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to receive Fees under this Agreement.

“Services” means the Accounting and NAV Calculation Services and Fund Administration Services.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares.

“Shareholder Records” means the records maintained by the Transfer Agent containing information concerning the Shareholders and Share Transactions.

“Shares” means the shares issued by the Customer or the Funds.

“Shareholder” means a holder of Shares.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1.	The Services.

(a)	The Customer hereby appoints J.P. Morgan to act as administrator of and to provide the Services with respect to each of the Funds and J.P. Morgan agrees to act as administrator of and to provide the Services with respect to the Funds (subject to any limitations notified by the Customer to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)	The Customer shall not permit the Registration Statement to be amended in any way inconsistent with the terms and conditions of this Agreement unless otherwise required by Applicable Law. Customer shall promptly provide J.P. Morgan with any amendments or supplements to its Articles, Registration Statement or Prospectus.

(c)	J.P. Morgan shall act as an agent of the Customer and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

(d)	The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the Services.

2.2.	No Duty to Monitor Compliance.

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractors) with any restriction or guideline imposed on any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to any of the Funds or the Investment Adviser, except as expressly set forth in this Agreement and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of any of the Funds, the Investment Adviser, their respective delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractors) with any such restrictions or guidelines.

2.3.	No Responsibility for Tax Returns.

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide the Customer with information regarding taxable events in the United States in relation to the Customer and/or the Funds, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Funds except as expressly set forth in this Agreement.

2.4.	Storage of Records.

(a)	J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law. Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan shall provide legible documents, for the discharge of the Fund’s and its auditors’ legal and regulatory duties. The applicable Funds shall be responsible for the payment of any research and copying costs associated with any such request, in accordance with J.P. Morgan’s customary practices.

(b)	J.P. Morgan shall keep records relating to its activities and obligations under this Agreement in the form and manner, and for such period, as it may deem advisable pursuant to the document retention policies of J.P. Morgan and all such records prepared or maintained by J.P. Morgan relating to its activities and obligations performed by J.P. Morgan hereunder will be preserved, maintained, and made available to Customer, which shall in no event be less than the period the Customer is required to maintain similar records under Rule 31a-2 of the 1940 Act. Upon reasonable request by Customer, JPM will provide a copy of the records (or a summary or compilation of records as J.P. Morgan and Customer reasonably, and in good faith, deem satisfactory) to Customer or its designee on and in accordance with its request. J.P. Morgan acknowledges and agrees that the underlying records maintained by J.P. Morgan are the property of Customer

2.5.	Compliance with Laws and Regulations.

J.P. Morgan will comply with Applicable Law in the United States with respect to the provision of the Services. The Customer shall comply (and to cause the Funds to comply) with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Funds.

2.6.	Change Control.

(a)	If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.

(b)	Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)	If a change to Applicable Law requires a change to the provision of the Services, the parties shall follow the Change Control processes set forth in this Section. J.P. Morgan shall bear its own costs with respect to implementing such a Change Request except that:

(i)	J.P. Morgan shall be entitled to charge the Customer for any changes to software that has been developed specifically for Customer or customized for the Customer; and

(ii)	J.P. Morgan shall be entitled to charge the Customer for any changes required as a result of the change in Applicable Law affecting the Customer and/or any of its Funds in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, J.P. Morgan shall be entitled to make an appropriate increase in the Fees.

3.	INSTRUCTIONS

3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction, unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of a J.P. Morgan Indemnitee with respect to the manner in which such Instructions are followed.

(b)	J.P. Morgan shall promptly notify an Authorized Person or Shareholder, as applicable, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

(c)	Where reasonably practicable, the Customer will use automated and electronic methods of sending Instructions.

3.2.	Verification and Security Procedures.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of its telephone communications.

3.3.	Instructions Contrary To Applicable Law/Market Practice.

(a)	J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to Applicable Law, regulation or market practice but J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify Customer where reasonably practicable.

(b)	J.P. Morgan shall not incur liability by refusing in good faith to perform any duty or obligation herein which in its reasonable judgment is improper or unauthorized.

3.4.	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction (other than Instructions relating to a Share Transaction, which shall be processed by J.P. Morgan in accordance with the Registration Statement) after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5.	Electronic Access.

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A Electronic Access.

4.	FEES AND EXPENSES OWING TO J.P. MORGAN

4.1.	Fees and Expenses.

(a)	The Customer will pay J.P. Morgan for the Services under this Agreement the Fees as set forth in Schedule 3 Remuneration hereto, or as otherwise agreed upon in writing between the Customer and J.P. Morgan from time to time. J.P. Morgan may make reasonable amendments to the Fees at any time should either (i) the Customer’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal or (ii) the Customer’s service requirements change.

(b)	In addition to the Fees provided for above, the Customer shall be responsible for the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer and/or any Fund which are incurred by J.P. Morgan, and any other customary or extraordinary expenses. The Customer shall reimburse J.P. Morgan for any of the foregoing and for all reasonable out-of-pocket expenses including without limitation, market data charges, pricing vendors charges, travel costs, telephone, postage and stationery and expenses of a similar nature as J.P. Morgan may incur in the execution of its duties under this Agreement and including the costs and expenses, by the Customer’s request or with the Customer’s agreement, incurred by J.P. Morgan and its agents in determining the value of assets in connection with its duty as the calculator of the Net Asset Value of the Funds or any Shares and in connection with the performance of its duties pursuant to this Agreement.

(c)	Invoices will be payable within thirty (30) days of the date of the invoice. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the accounts held by J.P. Morgan for the benefit of the Customer except to the extent that the Customer has objected to the invoice within thirty (30) days of the date of invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at a rate as J.P. Morgan customarily charges for similar overdue amounts.

(d)	J.P. Morgan shall be reasonably compensated, at the customary hourly rates, for remediation efforts conducted by J.P. Morgan at the Customer’s request to review and re-execute certain Instructions.

5.	ADDITIONAL PROVISIONS

5.1.	Representations of the Customer and J.P. Morgan.

(a)	The Customer represents and warrants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) there is no administrative, civil or criminal proceeding pending or, to the knowledge of the Customer, threatened against the Customer, and (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into, and has taken all necessary corporate action to authorize the execution of, this Agreement.

5.2.	The Customer to Provide Certain Information to J.P. Morgan.

The Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Customer's organizational documents and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions (provided for informational purposes) from a lawyer or accountant that relate to the Services described in this Agreement.

5.3.	Information Used to Provide the Service.

The Customer agrees with J.P. Morgan that any information the Customer or the Investment Adviser provides to J.P. Morgan pursuant to this Agreement shall be, to the providing party’s knowledge, complete and accurate to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement.

5.4.	Know Your Customer Rules.

(a)	J.P. Morgan, by Applicable Law, is required to implement reasonable procedures to verify the identity of a person seeking to commence a commercial relationship with J.P. Morgan. The Customer acknowledges that J.P. Morgan’s identity verification procedures require it to request certain information from the Customer or third parties regarding the Customer and the Board. The Customer and the Board agree to provide J.P. Morgan with, and consent to J.P. Morgan obtaining from third parties, any such information as a condition of using any service provided by J.P. Morgan hereunder. To the extent that the Customer or the Board fails to provide or to consent to the provision of any such information, such failure shall be grounds for J.P. Morgan to not open any account or provide any Services and/or to close any account or discontinue providing the Services.

6.	WHERE J.P. MORGAN IS LIABLE TO THE CUSTOMER OR THE FUNDS

6.1.	Standard of Care; Liability.

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement and shall be liable to Customer for Liabilities asserted against or incurred by Customer in connection with the failure of J.P. Morgan to exercise such reasonable care. J.P. Morgan will not be responsible for any loss or damage suffered by the Customer or the Funds with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan or any J.P. Morgan Indemnitee.

(b)	J.P. Morgan will be liable for the Customer’s and/or any Fund’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as a service provider to the Customer.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

6.2.	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business as required by Applicable Law and as it determines from time to time meet reasonable commercial standards. To the extent permitted by Applicable Law, neither party will have any liability, however, for any damage, loss, expense or liability of any nature that the other party may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of the party or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to the party’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of the party.

6.3.	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisors of the Customer or the Funds), and shall not be liable to the Customer under this Agreement for any action taken or omitted pursuant to such advice.

6.4.	Limitations of J.P. Morgan’s Liability.

(a)	J.P. Morgan may rely on information provided to it by or on behalf of the Funds, or which was prepared or maintained by the Customer or any third party on behalf of the Funds, in the course of discharging its duties under this Agreement. J.P. Morgan shall not be liable to any person for any Liabilities suffered by any person as a result of J.P. Morgan: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to J.P. Morgan by the Customer or by the Investment Adviser or any third party that is not an Affiliate or subcontractor of J.P. Morgan, including but not limited to, information in relation to trades in respect of the Funds or expenses of the Funds; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to J.P. Morgan by any pricing services, data services, or provider of other market information or information concerning securities held by the Funds.

(b)	J.P. Morgan shall not be liable for any error in data that is transitioned to J.P. Morgan at the time it begins to provide the Services with respect to the Funds provided that J.P. Morgan:

(i)	shall use reasonable efforts to mitigate any Losses arising as a result of any such error of which it is aware; and

(ii)	shall notify the Customer as soon as practicable after becoming aware of the error.

J.P. Morgan shall be entitled to reasonable compensation, at its customary hourly rates, for the remediation efforts needed to correct any such error in data.

(c)	J.P. Morgan shall not be liable for any Liabilities resulting from a failure by any person to provide J.P. Morgan with any information or notice that is reasonably necessary for the provision of the Services save for Liabilities which result directly from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan or the J.P. Morgan Indemnitees. J.P. Morgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, J.P. Morgan shall promptly notify the Customer.

(d)	J.P. Morgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Funds, as a result of the failure of the Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered.

(e)	J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to the NAV correction policy and procedures attached to this Agreement as 0Net Asset Value Error Correction Policy and Procedures to Schedule 1 of this Agreement.

(f)	The Customer agrees that the accounting reports provided by J.P. Morgan, as well as any share class or other similar reports, are to enable the Customer to fulfill its statutory reporting and investor subscription/redemption obligations, and are not for investment, treasury or hedging purposes. Accordingly, notwithstanding any other provision in this Agreement, the Customer agrees that J.P. Morgan shall have no liability whatsoever for any Liabilities incurred by the Customer as result of use of the accounting reports for investment, treasury or hedging purposes, including, but not limited to, for the purpose of currency overlay transactions.

7.	TERM AND TERMINATION

7.1.	Term and Termination

This Agreement shall be in effect for an initial term of three years from the Service Commencement Date (the “Initial Term”).  Upon expiry of the Initial Term, this Agreement will automatically renew for additional one year periods, effective from the end of the Initial Term of this Agreement, unless and until a valid termination notice is given by the Customer or J.P. Morgan at least one hundred and eighty (180) days prior to the end of the applicable term.

7.2.	Other Grounds for Termination.

(a)	In the event of the termination of the custody agreement between J.P. Morgan and the Customer, J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the respective Funds to a successor custodian. [In the event that any such termination occurs prior to the end of the Initial Term, the Customer shall pay J.P. Morgan an early termination fee in an amount equal to six (6) times the average monthly fee paid by Customer during the preceding six (6) months (an “Early Termination Fee”), unless the Customer’s termination of the custody agreement was for J.P. Morgan’s material breach.

(b)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)	the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii)	the relevant federal or state authority withdrawing its authorization of either party; or

(iii)	the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 90 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

(c)	Customer may terminate this Agreement upon a merger, reorganization, stock sale or asset sale of all or substantially all of J.P. Morgan’s fund services business without paying the Early Termination Fee; provided such merger, reorganization or sale is not with an Affiliate or subsidiary of J.P. Morgan.

7.3.	Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party's obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.4.	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, in a form reasonably acceptable to Customer (if such form differs from the form in which J.P. Morgan has maintained the same, Customer shall pay any expenses associated with transferring the data to such form), to any replacement provider of the Services or to such other person as the Customer may direct.  Except as otherwise provided in Section 0, J.P. Morgan shall provide the Services until a replacement administrator is in place, subject to the terms and conditions of this Agreement (including Article 4).  J.P. Morgan will also cooperate in the transfer of its duties and responsibilities hereunder and provide reasonable assistance to its successor for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance.  The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as possible.

8.	MISCELLANEOUS

8.1.	Notices.

Notices pursuant to Article 7 of this Agreement shall be sent or served by registered mail, nationally recognized delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

8.2.	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without Customer’s consent to (a) any Affiliate or subsidiary of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business.

8.3.	Entire Agreement.

This Agreement, including any Schedules, Exhibits, Appendices and Annexes, sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

8.4.	Insurance.

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer or the Funds.  J.P. Morgan will, however, provide summary information of its own general insurance coverage to the Customer upon written request.

8.5.	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

8.6.	Severability; Waiver; and Survival.

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.7.	Confidentiality.

(a)	Subject to Section 8.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Customer.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information to the following persons, provided that in the case of (i) through (iii) below, J.P. Morgan shall be liable to Customer if a such person discloses Confidential Information in a manner not permitted by this Section 8.7:

(i)	any subcustodian, subcontractor, agent, securities depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its branches and J.P. Morgan Affiliates; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax claim.

(c)	Immediately upon: (i) termination of this Agreement; and/or (ii) a written request by Customer at any time (which will be effective if actually received by J.P. Morgan), J.P. Morgan will return to Customer (as requested by Customer) any Confidential Information still in J.P. Morgan’s possession and capable of being returned; provided that J.P. Morgan shall be permitted to retain media and materials containing Confidential Information of Customer hereto for customary archival and audit purposes (including with respect to regulatory compliance) subject to the terms of this Agreement. Customer may request and J.P. Morgan shall provide upon request an attestation certifying the return or destruction of Confidential Information in a form the parties mutually agree to.

8.8.	Use of J.P. Morgan’s Name.

The Customer agrees not to use (or permit the use of) J.P. Morgan's name in any document, publication or publicity material relating to the Customer or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as administrator to the Funds.

8.9.	Delegation.

J.P. Morgan may delegate to a reputable agent any of its functions herein.  However, J.P. Morgan will remain responsible to the Funds for any such delegation.  To the extent reasonably practicable, J.P. Morgan will consult with the Customer before it implements the delegation of a material portion of the Services.

8.10.	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.11.	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

OSI ETF TRUST		JPMORGAN CHASE BANK, N.A.
By:	/s/ Kevin Beadles	By:	/s/ Keith Slattery
Name:	Kevin Beadles	Name:	Keith Slattery
Title:	President	Title:	Managing Director
Date:	December 22, 2016	Date:	December 29, 2016

Schedule A List of Funds

O’Shares FTSE Russell Small Cap Quality Dividend ETF

Schedule 1 Accounting and NAV Calculation Services

A.	DEFINITIONS

1.	Definitions.

As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“Accounting Records” means the official books and records which are maintained by or in respect of the Funds in accordance with Applicable Law.

“Administrator” the entity appointed as the administrator of the Customer and/or Funds under this Agreement.

“Basket” means the in-kind deposit of a designated portfolio of equity or debt securities required to be delivered for a Creation Unit.

“Business Day” means a day on which the New York Stock Exchange is open for Business.

“Cash Component” means the balancing cash due with each creation or redemption of a Creation Unit, i.e., the difference between the aggregate value of the securities in a Basket and the total value of the Creation Unit.

“Creation Unit” means a bundle of shares created or redeemed on a continuous basis in a large, specified number at net asset value.

“Custodian” means the entity appointed as the custodian of the Funds, as notified by the Customer to J.P. Morgan in writing.

“Daily” means, in relation to an activity, that it is repeated on each Business Day.

“NAV” means, in relation to any of the Funds, the net asset value per Share for that Fund.

“NAV Error” has the meaning given in 0Net Asset Value Error Correction Policy and Procedures.

“Order Taker ” means the entity appointed as order taker of the Funds, as notified by the Customer to J.P. Morgan in writing.

“Portfolio Composition File” (or “PCF”) means the securities, share quantities, and or cash that would be required to effect a Creation or Redemption on the next trading day by an Authorized Participant.

“Transfer Agent” means J.P. Morgan acting in the capacity as transfer agent for the Customer.

“Valuation File” (or "VF") means the procedures to be followed by J.P. Morgan with respect to valuation of the Funds’ securities, as agreed by the parties.

2.	Interpretation.

Capitalized terms which are defined in the main body of this Agreement shall be defined as provided in the main body unless otherwise defined in this Schedule.

B.	FUND ACCOUNTING

1.	Maintenance of Accounting Records.

(a)	J.P. Morgan shall maintain the following Accounting Records in accordance with U.S. generally accepted accounting principles:

(i)	journals containing an itemized Daily record of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits;

(ii)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

(iii)	separate ledger accounts; and

(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts).

(b)	J.P. Morgan shall update the Accounting Records to reflect completed Share Transactions as notified to it by the Order Taker on a total aggregate basis.

(c)	J.P. Morgan is not required to calculate performance fees, or performance fee waivers, expense caps or collars, except as may be agreed with the Customer.

2.	Distributions.

(a)	Daily Distributing Funds: J.P. Morgan will compute each Fund’s net income and capital gains, dividend payables, dividend factors and agreed upon rates and yields.

(b)	Non-Daily Dividend Funds: J.P. Morgan will record Fund distributions as notified to it by the Funds’ Administrator.

3.	Assistance to Auditors.

J.P. Morgan shall provide reasonable cooperation and assistance to the auditors of the Funds, including without limitation by providing copies of extracts of the Accounting Records and other documentation which is maintained by J.P. Morgan on behalf of the Funds as reasonably required by such auditors to carry out their functions.  The Customer and/or the Investment Adviser shall coordinate all requests for assistance by auditors.

C.	FUND VALUATIONS

1.	NAV Calculation and Reporting.

(a)	J.P. Morgan shall perform NAV calculations in accordance with:

(i)	the Prospectus;

(ii)	the 1940 Act;

(iii)	Valuation Procedures; and

(iv)	Instructions which are consistent with J.P. Morgan’s operating model, provided that, in the cases of (iii) and (iv), they are consistent with (i) and (ii).

(b)	J.P. Morgan shall perform the following NAV calculation functions Daily, unless otherwise agreed with the Customer:

(i)	recording all security transactions including appropriate gains and losses from the sale of Fund securities applying dual sell selection methodology such that highest “book” cost applied to market trades and lowest “book” cost applied to in-kind redemption trades;

(ii)	recording each Fund’s (or class’) capital share activities based upon Share Transactions received by the Order Taker;

(iii)	recording interest income, amortization/accretion income and dividend income;

(iv)	accruing Fund (or class) expenses according to instructions received from the Funds’ Administrator;

(v)	recording all corporate actions affecting securities held by each Fund;

(vi)	determining the outstanding receivables and payables for all (1) security trades, (2) Share Transactions; and (3) income and expense accounts; and

(vii)	obtaining security prices from independent pricing services, or if such quotes are unavailable, obtaining such prices from the Funds’ Investment Adviser or its designee, as approved by the Board.

(viii)	sending the daily PCF to the Customer as directed.

(ix)	calculating the Cash Component of the PCF and transmitting it as directed by the Customer.

(c)	J.P. Morgan shall report confirmed NAV calculations to

(i)	the Investment Adviser;

(ii)	the Order Taker; and

(iii)	such third parties as agreed with the Customer.

2.	NAV Errors.

Subject to Applicable Law and notwithstanding additional duties of J.P. Morgan as furthermore described in 0Net Asset Value Error Correction Policy and Procedures to this Schedule:

(a)	J.P. Morgan shall report all NAV Errors to the Customer promptly upon discovery.

(b)	The Customer shall ensure that all errors in NAV calculations identified by it, or by the Investment Adviser, are reported to J.P. Morgan as soon as reasonably practicable following discovery.

(c)	J.P. Morgan shall correct NAV Errors as and when required by 0Net Asset Value Error Correction Policy and Procedures to this Schedule.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to 0Net Asset Value Error Correction Policy and Procedures to this Schedule.

D.	Reconciliations of Securities Positions and Cash and/or Currency Balances

1.	J.P. Morgan shall reconcile its records of securities positions and cash and/or currency balances of the relevant Fund to the records of the relevant custodian (including itself for assets held in custody by J.P. Morgan), and shall perform similar reconciliations to the relevant source with respect to other material investment assets or liabilities. Such reconciliations shall be conducted at the frequency as agreed with the Customer in the case of cash and/or currency holdings, securities and other investment assets or liabilities.

2.	In cases where J.P. Morgan or one of its Affiliates is not the custodian for any given Fund, or does not hold assets belonging to the Fund in its custody, the Customer shall ensure that the applicable custodian shall provide J.P. Morgan with timely, accurate and complete records of securities position and cash and/or currency balances to J.P. Morgan for that Fund. The Customer also shall ensure that the relevant source shall provide J.P. Morgan with timely, accurate and complete records of any other material investment assets or liabilities for each Fund.

E.	Standard Reporting

J.P. Morgan shall make available a standard set of reports as agreed with the Customer.

F.	Services Requiring Separate Arrangements

1.	Non-Standard Services and Reports.

Additional services and special reports are available by arrangement between the Customer and J.P. Morgan under the terms and conditions of this Agreement (other than adjustments in compensation as may be agreed).  The non-standard services and special reports will be subject to the Change Control processes set forth in Section 2.6.

2.	Messaging/Communication.

Unless otherwise agreed in accordance with the Change Control process set forth in Section 2.6, all information delivered to J.P. Morgan (including but not limited to trade flows and reconciliation reports) shall be via J.P. Morgan’s standard means of electronic communication.

Net Asset Value Error Correction Policy and Procedures

1.	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least $0.010 per share. This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share.

“Per Share NAV Error” is the difference between the originally computed per share NAV, and the amount that would have been computed had the errors not occurred.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Shareholders effecting transactions received a corresponding benefit (a “Shareholder Benefit”).

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Shareholders effecting transactions suffer a corresponding loss (a “Shareholder Loss”).

The term “responsible person” means a person who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	The following Procedures will be utilized by J.P. Morgan with respect to NAV Error corrections:

(a)	If the error in the computation of the net asset value is less than $0.010 per share, no action shall be taken.

(b)	If a Per Share NAV Error is less than one half of one percent of the originally computed Per Share NAV, J.P. Morgan, on behalf of the Funds, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a net loss, the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a net benefit, no action need be taken; however, such net benefit should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)	If the Per Share NAV Error equals or exceeds one half of one percent of the originally computed per share NAV, 1) account adjustments should be made to compensate Shareholders for Shareholder Losses, and 2) the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

(i)	With respect to individual Shareholder Losses, the Customer will be responsible for causing the Fund (or responsible party) to pay to individual Shareholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Shareholder account as of the date of the NAV Error, for additional shares. Nevertheless, no correction of a given individual Shareholder account shall be made unless the applicable Shareholder Loss for such Shareholder equals or exceeds a de minimis amount of $25.

(ii)	With respect to Fund Losses, the Customer will be responsible for causing either the responsible person or persons or the individual Shareholders to reimburse the Fund for the amount of the Fund’s Losses. (Note that there is no netting of Fund Losses (as described in (c)(i)above) where the error equals or exceeds ½ of 1% of NAV, to the extent benefits were paid out by the Fund to Shareholders as account adjustments).

(d)	In the case of an error that fluctuates above and below one half of one percent, individual Shareholder adjustments should be effected for those days where the NAV Error was equal to or exceeded one half of one percent. With respect to the remaining days, the Fund level process described above in Section 2(b) may be applied.

(e)	If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)	In cases where a NAV Error has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Shareholder’s Shares upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from a NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation for the work it performs with respect to the remediation of the NAV Error.

(h)	In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss or Shareholder Loss.

Schedule 2 Fund Administration Services

A.	Portfolio Compliance Service.

3.	Subject to the timely availability of accurate data, J.P. Morgan will perform testing of the Fund’s portfolio compliance:

(i)	on a daily basis with respect to such investment restrictions and other regulatory requirements as are agreed in writing by the Customer and J.P. Morgan.

(ii)	on a quarterly basis with respect to the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company; and

will report its findings to the Customer from time to time as agreed between the parties (the “Portfolio Compliance Service”).

4.	J.P. Morgan is providing the Portfolio Compliance Service as a reporting service to the Customer to assist it in the oversight of the Funds and is not acting in a fiduciary capacity for the Funds. Accordingly, J.P. Morgan shall have no liability for any Liabilities (including investment losses) incurred by the Customer or any Fund resulting from the reliance by the Customer (or any other person) on the accuracy or completeness of the Portfolio Compliance Service.

B.	Financial Reporting Services.

J.P. Morgan will prepare the reports and filings below for the review and approval by the Customer’s officers and will file such documents with the SEC upon receipt of approval from the Customer’s officers.

1.	Semi-Annual and Annual Reports.

J.P. Morgan will prepare financial information for the Funds’ semi-annual reports, annual reports and financial statements for routine prospectus updates.

2.	24f-2 Notices.

J.P. Morgan will prepare the annual Rule 24f-2 Notice.

3.	Form N-Q.

J.P. Morgan will prepare Form N-Q on a quarterly basis.

4.	Form N-SAR.

J.P. Morgan will prepare Form N-SAR on a semi-annual basis.

5.	Form N-CSR.

J.P. Morgan will compile information for Form N-CSR on a semi-annual basis.

6.	Additional Services.

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): pro forma statements and in-house type-setting and publishing.

C.	Tax Services.

J.P. Morgan will provide the following tax services, subject to the review and approval of the Customer, the Investment Adviser and/or the Funds’ auditors.

1.	Preparation of Certain Documents:

J.P. Morgan shall prepare the following for review and approval by the Customer:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

(ii)	Federal (Form 1120-RIC), state income tax return for state of incorporation (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(iii)	Year end re-characterizations, such as return of capital, foreign tax credit, qualified dividend income and tax exempt percentages for Form 1099- DIV;

(iv)	All applicable data required for year end shareholder reporting requirements, such as income by state, income by country, treasury income;

(v)	Calculation of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules and regulations;

(vi)	All items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes.

2.	Financial Statement Support:

J.P. Morgan will support the Funds’ financial statement process by preparing and reviewing the following:

(i)	Return of Capital Statement of Position (ROC SOP) disclosure.

(ii)	Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table – prior year and current year), distributable earnings, capital loss carry forward (and if applicable, post October loss.

(iii)	60 day notice information required by the Tax Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

3.	Additional Services

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): REMIC OID calculations, accelerated fiscal or excise tax reporting, additional wash sales processing and analysis (to be performed by GainsKeeper), Passive Foreign Investment Company (“PFIC”) identification services (to be performed by Ernst & Young’s PFIC analyzer product, pursuant to a contractual engagement by Customer with Ernst & Young), mutually agreed upon-tax consulting, assistance with Internal Revenue audits or audits conducted by state taxing authorities, assist and test for ownership charges (based upon mutually agreed upon procedures) and determine personal holding company status, as deemed necessary.

D.	Regulatory Services.

J.P. Morgan will perform the following services subject to the review and approval of the Customer and its legal counsel.

1.	Prospectus/Statement of Additional Information Updates

J.P. Morgan will prepare for review by the Customer post-effective amendments to the Registration Statement for annual update purposes and file with the SEC; prepare draft response to SEC comments and file response letter when a post-effective amendment includes material changes; prepare and file prospectus and statement of additional information stickers as required and coordinate printing and distribution thereof.

2.	Other Regulatory Filings

(a)	Fidelity Bond: J.P. Morgan shall obtain a copy of the Customer’s fidelity bond from the Customer’s insurance broker, and prepare and file with the SEC annually.

(b)	Form N-PX: J.P. Morgan shall obtain the Funds’ proxy voting record information from the vendor designated by the Customer, prepare a draft Form N-PX for review by the Customer and act as liaison with the Customer’s financial printer with respect to its filing.

3.	Board Materials

J.P. Morgan shall prepare for review by the Customer and its legal counsel a production schedule, notice, agenda and all routine Board materials, including Board memoranda and resolutions for regular quarterly Board meetings and distribute the materials to all necessary parties. An officer of J.P. Morgan will attend the Board meetings and draft the minutes thereof for review by the Customer and its legal counsel. J.P. Morgan shall maintain the minutes of all meetings in the corporate records of the Funds.

4.	Calendars

J.P. Morgan shall maintain an annual calendar of Board and Committee meetings and all required SEC filings.

5.	Compliance Manuals

J.P. Morgan shall prepare a draft compliance manual for Customer’s review and approval and prepare and update drafts of Fund compliance procedures for Customer’s review and approval and shall maintain lists of authorized signers, affiliated brokers and prohibited securities lists.

E.	General Administration Services.

1.	Board Materials

J.P. Morgan will prepare or compile Fund performance and expense information, financial reports, and compliance data and information for inclusion in the regular quarterly Board meeting materials.

2.	Dividend Distributions

J.P. Morgan will calculate dividend distributions in accordance with the Funds’ distribution policies and assist the Investment Adviser in making final determinations of distribution amounts.

3.	Expense Accruals

J.P. Morgan will prepare Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g. audit fees, registration fees, directors’ fees).

4.	Expense Payments

Upon Instruction by the Customer’s officer, J.P. Morgan will arrange for the payment of each Fund’s (or class’) expenses.

5.	Reports

J.P. Morgan will report Fund performance to outside statistical service providers as instructed by the Investment Adviser.

6.	Chief Compliance Officer Support

J.P. Morgan will provide annual representation letters in connection with Customer’s obligations under Rule 38a-1 under the 1940 Act and liaise with the Funds’ Chief Compliance Officer as necessary.

7.	SEC Examinations

J.P. Morgan will provide support and coordinate communications and data collection of records and documents held by J.P. Morgan on the Funds’ behalf, with respect to routine SEC regulatory examinations of the Funds.

8.	Non-Executive Officers

J.P. Morgan will furnish appropriate non-executive officers for the Customer, such as assistant treasurers and secretaries.

Schedule 3 Remuneration

[To be agreed by the parties]

Annex A Electronic Access

1.	J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems and applications (collectively, the “Products”) and to access or receive electronically Data (as defined below) in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2.	In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex. The Customer acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.	The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.	In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.

5.	Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Customer’s use of the Products or J.P. Morgan’s web site, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

6.	The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.	The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products

8.	The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.	The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex

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